SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 18, 1999


                          CYPRUS AMAX MINERALS COMPANY
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


                1-10040                                36-2684040
         (Commission File No.)              (IRS Employer Identification No.)


        9100 East Mineral Circle                          80112
             Englewood, CO                             (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (303) 643-5000




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Item 1. Changes in Control of Registrant.

         On October 18, 1999, Phelps Dodge Corporation announced that it had completed its exchange offer for the shares of common stock of Cyprus Amax Minerals Company. A total of 81,499,599 Cyprus Amax shares were purchased in the offer, constituting approximately 89.59% of the outstanding Cyprus Amax shares. The cash portion of the exchange offer was oversubscribed. As a result, (i) each share of Cyprus Amax common stock for which a cash election was made was converted into the right to receive $13.48878207 per share in cash and 0.1202 shares of Phelps Dodge common stock (such amounts determined by prorating the total cash and stock consideration to be received by holders of shares of Cyprus Amax common stock for which a cash election was made, over all such shares), and
(ii) each remaining share tendered was converted into .35 shares of common stock of Phelps Dodge.

         In accordance with the Agreement and Plan of Merger dated as of September 30, 1999 among Cyprus Amax, Phelps Dodge and CAV Corporation, a wholly owned subsidiary of Phelps Dodge, Cyprus Amax will hold a shareholder meeting for the purpose of voting on the merger of Cyprus Amax into CAV Corporation. In the merger, each share of Cyprus Amax common stock not owned directly or indirectly by Phelps Dodge will be converted into .35 shares of Phelps Dodge common stock. Phelps Dodge has agreed to vote all of the Cyprus Amax shares that it owns in favor of the merger, so that shareholder approval of the merger is assured.

         Pursuant to the merger agreement, the board of directors of Cyprus Amax now consists of two individuals who were Cyprus Amax directors prior to the exchange offer and two designees of Phelps Dodge. A third Phelps Dodge designee will be added to the board on October 23, 1999, giving Phelps Dodge majority control of the Cyprus Amax board.


Item 5. Other Events.

         Cyprus Amax has called for redemption all of its outstanding $4.00 Series A Convertible Preferred Stock. The redemption will occur on November 19, 1999. All shares of Series A preferred stock outstanding at the close of business on the redemption date will be redeemed for $51.60 per share, plus $.8778 per share representing accrued and unpaid dividends through the date of redemption. Until the close of business on the redemption date, holders of Series A preferred stock also have the right to convert their shares into Cyprus Amax common stock at a conversion price of $24.302 per share of Cyprus Amax common stock.

         Because the Series A preferred stock will not be outstanding on December 1, 1999, the regular quarterly dividend on the Series A preferred stock that was announced on October 12, 1999 and would have been paid on December 1, 1999 will not be paid.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 22, 1999

                                    CYPRUS AMAX MINERALS COMPANY



                                    By:   /s/ Philip C. Wolf
                                        ---------------------------------------
                                    Name: Philip C. Wolf
                                          Senior Vice President,
                                          General Counsel and Secretary





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